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                                                                    EXIBIT 99.1

                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               1ST QUARTER RESULTS
                               -------------------

         Clifton, New Jersey - July 29, 2008 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank, (the "Bank"), today announced the results of its operations for the three months ended June 30, 2008. Net income was $1.13 million for the three months ended June 30, 2008, an increase of $570,000, or 101.4%, as compared to $562,000 for the three months ended June 30, 2007. Net income increased for the period primarily as a result of an increase in the net interest rate spread and a reduction of non-interest expense, as well as continued favorable trends in loan production and asset quality. John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "The doubling of our net income this quarter is no mystery. It is simply the result of the low cost of our operation, the creditworthiness of our borrowers and the high quality of our loans. Unchecked appraisals and loose lending practices are forcing some of our competitors to recognize substantial losses as the quality of their loan portfolios deteriorate. We are as strong as ever. Our numbers speak for themselves." Both basic and diluted earnings per common share were $0.04 for the three months ended June 30, 2008 as compared to $0.02 for the quarters ended March 31, 2008, and June 30, 2007. Cash dividends paid per common share were $0.05 during the three months ended June 30 2008 and 2007, and March 31, 2008.

         Net interest income increased $640,000, or 18.0%, for the three months ended June 30, 2008, to $4.20 million as compared to $3.56 million for three months ended June 30, 2007, reflecting an 8 basis point increase in the net interest margin partially offset by a decrease of $13.0 million in average net interest-earning assets. Average interest-earning

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assets increased $99.0 million, or 13.1%, which consisted of increases of $10.8 million in loans, $135.3 million in mortgage-backed securities and $10.4 million in other interest-earning assets, partially offset by a decrease of $57.5 million in investment securities. Loans and mortgage-backed securities increased primarily due to the redeployment of maturities and calls of investment securities into higher yielding assets. In addition, mortgage-backed securities increased primarily due to the continuation of a leverage strategy initiated in November 2007, under which we have borrowed funds from the Federal Home Loan Bank of New York totaling $125.0 million and simultaneously invested those funds in higher yielding mortgage-backed securities. Other interest-earning assets increased due to the calls of two securities on June 30, 2008 that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities increased $112.0 million, or 18.5%, which consisted of increases of $9.3 million in interest-bearing deposits and $102.7 million in borrowings. Net interest margin increased to 1.96% for the quarter ended June 30, 2008, from 1.88% for the quarter ended June 30, 2007. The net interest rate spread increased 25 basis points to 1.37%, as the 9 basis point increase to 5.03% in the average yield earned on interest-earning assets was coupled with the 16 basis point decrease to 3.66% in the average rate paid on interest-bearing liabilities.

         There was no provision for loan losses recorded during the three months ended June 30, 2008 or 2007. Non-performing loans increased slightly from $265,000 at March 31, 2008 to $270,000 at June 30, 2008. At June 30, 2008,
non-performing loans consisted of four one- to four-family residential real estate loans, while at March 31, 2008, non-performing loans consisted of three one- to four-family residential real estate loans. At June 30, 2008 and March 31, 2008, there were 2,306 and 2,250 real estate loans outstanding, respectively.

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The percentage of non-performing loans to total loans has been consistently low, remaining at 0.06% to total gross loans at both period ends.

         Non-interest expense decreased $250,000 or 8.1%, to $2.85 million for the three months ended June 30, 2008 as compared to $3.10 million for the three months ended June 30, 2007. Non-interest expense decreased over the period primarily as a result of a $126,000, or 6.9%, decrease in salaries and employee benefits, and a $100,000, or 25.5%, decrease in miscellaneous expenses. The decrease in salaries and employee benefits was due to decreases in stock option, employee stock ownership plan ("ESOP") and health insurance expenses while the decrease in miscellaneous expenses was mostly due to a $49,000 recovery of previously expensed consulting fees relating to litigation reimbursement, and a $21,000 decrease in State of New Jersey supervisory fees, as the Bank converted to a federal charter in September 2007.

         Income taxes increased $322,000 or 180.9%, to $500,000 for the three months ended June 30, 2008 as compared to $178,000 for the three months ended June 30, 2007 as a result higher pre-tax income, coupled with an increase in the overall effective income tax rate which was 30.6% in the 2008 period, compared with 24.0% for 2007.

         The Company's total assets increased $16.9 million, or 1.9%, to $916.0 million at June 30, 2008, from $899.1 million as of March 31, 2008. Net loans increased $19.3 million, or 4.6%, to $439.9 million at June 30, 2008 from $420.6 million at March 31, 2008, primarily in one-to-four family loans which increased $17.1 million, or 4.4%, as a result of originations whose volume was only partially offset by repayment levels. Securities, including both available for sale and held to maturity issues, increased $12.1 million, or 3.2%, to $393.0 million at June 30, 2008, from $380.9 million at March 31, 2008. Cash and cash equivalents decreased $16.1 million, or 30.8 %, to $36.1 million at June 30, 2008 from

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$52.2 million at March 31, 2008 as these types of assets were redeployed into higher yielding assets.

         Total liabilities increased $21.1 million or 2.9%, to $747.8 million at June 30, 2008 from $726.7 million at March 31, 2008. Deposits increased $100,000, or 0.02% from $576.7 million at March 31, 2008 to $576.8 million at
June 30, 2008, coupled with an increase of $20.0 million, or 14.1%, in borrowed funds, which had a balance of $162.3 million at June 30, 2008 as compared to $142.3 million at March 31, 2008. During the quarter ended June 30, 2008, $25.0 million in long-term borrowings with an average rate of 3.77% were originated, while $5.0 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $4.3 million, or 2.5%, to $168.1 million at June 30, 2008 from $172.4 million at March 31, 2008. The decrease resulted primarily from the repurchase of approximately 416,000 shares of Company common stock for $4.2 million, cash dividends paid of $486,000, and a net increase in unrealized losses of $1.2 million on the available for sale securities portfolios, partially offset by net income of $1.1 million, ESOP shares committed to be released of $185,000, and $362,000 for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits. At June 30, 2008, there were approximately 26,894,000 shares of common stock outstanding.

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                             AT JUNE 30,    AT MARCH 31,
                                                            -------------  ------------------------------
                                                                2008           2008           % Change
                                                            -------------  -------------     ------------
                                                                  (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                                  $915,955        $899,056             1.88%
Loans receivable, net                                          439,852         420,619             4.57%
Cash and cash equivalents                                       36,125          52,231           -30.84%
Securities                                                     393,041         380,878             3.19%
Deposits                                                       576,788         576,722             0.01%
Borrowings                                                     162,329         142,306            14.07%
Total equity                                                   168,134         172,355            -2.45%



                                                                      THREE MONTHS
                                                                     ENDED JUNE 30,
                                                              --------------------------------------------
                                                                2008             2007           % Change
                                                              -------          --------         ----------
                                                                  (Dollars in thousands)
OPERATING DATA:
Interest income                                                $10,767          $9,359            15.04%
Interest expense                                                 6,571           5,796            13.37%
                                                              --------          ------
Net interest income                                              4,196           3,563            17.77%
Provision for loan losses                                            0               0             0.00%
                                                              --------          ------
Net interest income after
   provision for loan losses                                     4,196           3,563            17.77%
Noninterest income                                                 290             272             6.62%
Noninterest expense                                              2,854           3,095            -7.79%
                                                              --------          ------
Earnings before income taxes                                     1,632             740           120.54%
Total income taxes                                                 500             178           180.90%
                                                              --------          ------
Net earnings                                                    $1,132            $562           101.42%
                                                              ========          ======
Basic and diluted earnings per share                             $0.04           $0.02           100.00%
                                                              ========          ======

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

                                                                    AT OR FOR THE THREE
                                                                   MONTHS ENDED JUNE 30,
                                                                ----------------------------
                                                                   2008              2007
                                                                   ----              ----
Performance Ratios (1):
Return on average assets                                           0.50%             0.28%
Return on average equity                                           2.66%             1.23%
Interest rate spread (2)                                           1.37%             1.12%
Net interest margin (3)                                            1.96%             1.88%
Noninterest expense to average assets                              1.27%             1.55%
Efficiency ratio (4)                                              63.62%            80.70%
Average interest-earning assets to
   average interest-bearing liabilities                            1.19 x            1.25 x
Average equity to average assets                                  18.89%            22.81%
Basic and diluted earnings per share                              $0.04             $0.02
Cash dividends paid per common share                              $0.05             $0.05
Dividend payout ratio                                             42.93%            97.51%

Capital Ratios (5):
Tangible capital                                                  15.65%            18.24%
Core capital                                                      15.65%            18.24%
Risk-based capital                                                41.72%            46.81%

Asset Quality Ratios:
Allowance for loan losses as a percent of
   total loans                                                     0.33%             0.32%
Allowance for loan losses as a percent of
   nonperforming loans                                           533.33%           665.02%
Net charge-offs to average outstanding
   loans during the period                                         0.00%             0.00%
Nonperforming loans as a percent of
   total loans                                                     0.06%             0.05%
Nonperforming assets as a percent of
   total assets                                                    0.03%             0.03%

Other Data:
Number of:
   Real estate loans outstanding                                  2,306             2,257
   Deposit accounts                                              32,157            34,219
   Full service customer service facilities                          10                10

--------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Bank only.